Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Laurie Stacy
Media Contact
t: 540-561-8452
e: laurie.stacy@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Reports Third Quarter Fiscal 2016 Results

ROANOKE, Va., November 14, 2016 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the third quarter ended October 8, 2016. Third quarter GAAP earnings per diluted share (Diluted EPS) were $1.53. Third quarter Adjusted earnings per diluted share (Adjusted EPS) were $1.73, which exclude $0.08 of amortization of acquired intangible assets and integration and restructuring costs of $0.12 primarily associated with the acquisition of General Parts International, Inc. (General Parts).

Third Quarter Performance Summary

	Twelve Weeks Ended		Forty Weeks Ended
	October 8, 2016	October 10, 2015	October 8, 2016	October 10, 2015

Sales (in millions)	$2,248.9	$2,295.2	$7,484.8	$7,703.5

Comp Store Sales %	(1.0%)	0.5%	(2.4%)	0.7%

Gross Profit (in millions)	$988.2	$1,032.4	$3,348.4	$3,513.6

SG&A (in millions)	$794.4	$826.9	$2,666.9	$2,788.5
Adjusted SG&A (in millions) (1)	$770.6	$788.6	$2,572.6	$2,676.0

Operating Income (in millions)	$193.8	$205.5	$681.5	$725.1
Adjusted Operating Income (in millions) (1)	$217.6	$243.8	$775.7	$837.6

Diluted EPS	$1.53	$1.63	$5.36	$5.66
Adjusted EPS (1)	$1.73	$1.95	$6.14	$6.60

Avg Diluted Shares (in thousands)	73,860	73,763	73,847	73,695

(1)
Fiscal 2016 and 2015 include certain non-operational expenses. The Adjusted SG&A, Adjusted Operating Income and Adjusted EPS for the twelve weeks ended October 8, 2016 and October 10, 2015, respectively, have been reported on an adjusted basis to exclude General Parts integration, store consolidation costs and support center restructuring costs of $14.4 million and $28.6 million, respectively, and General Parts amortization of acquired intangible assets of $9.4 million and $9.7 million, respectively. The Adjusted SG&A, Adjusted Operating Income and Adjusted EPS for the forty weeks ended October 8, 2016 and October 10, 2015, respectively, have been reported on an adjusted basis to exclude General Parts integration, store consolidation costs and support center restructuring costs of $62.7 million and $79.8 million, respectively, and General Parts amortization of acquired intangible assets of $31.5 million and $32.6 million, respectively. For a better understanding of the Company's adjusted results, refer to the reconciliation of the financial results reported on a GAAP basis to the adjusted basis in the accompanying financial tables in this press release.

“Our third quarter results reflect progress in driving our top line as the initiatives and investments we are making to stabilize and improve our sales performance began to take hold. While we delivered sequential improvement, our results are not where we want them to be and we remain relentlessly focused on taking the actions necessary to improve our execution and generate positive comparable sales performance,” said Tom Greco, President and Chief Executive Officer.

Greco continued, “As we execute against our strategy to deliver more consistent, improved performance over the long term, we have sharpened our attention on sales execution, consistent availability and delivering on the needs of our customer with every interaction. We are confident this is the right path forward."

Third Quarter 2016 Highlights

Total sales for the third quarter decreased 2.0% to $2.25 billion, as compared with total sales during the third quarter of fiscal 2015 of $2.30 billion. The sales decline was driven by the comparable store sales decrease of 1.0%, the store closures in 2015 and the effect of Carquest store consolidations. The sales decline was partially offset by new store and Worldpac branch openings.

The Company's Gross Profit rate was 43.9% of sales during the third quarter as compared to 45.0% during the third quarter last year. The 104 basis-point decrease in gross profit rate was primarily the result of higher supply chain expenses and headwinds associated with reducing inventory levels.

On a GAAP basis, the Company's SG&A rate was 35.3% of sales during the third quarter as compared to 36.0% during the same period last year. The 70 basis-point decrease was primarily due to lower integration and restructuring related costs during the third quarter compared to last year. Excluding this impact, the Company's Adjusted SG&A rate was essentially flat year-over-year reflecting the Company's continued cost reduction initiatives partially offset by investments in customer service initiatives. The Company's Adjusted SG&A rate was 34.3% of sales during the third quarter as compared to 34.4% during the same period last year.

On a GAAP basis, the Company's operating income during the third quarter was $193.8 million, a decrease of 5.7% versus the third quarter of fiscal 2015. On a GAAP basis, the Operating Income rate was 8.6% during the third quarter as compared to 9.0% during the third quarter of fiscal 2015. The Company's Adjusted Operating Income was $217.6 million during the third quarter, a decrease of 10.8% versus the third quarter of fiscal 2015. As a percentage of sales, Adjusted Operating Income in the third quarter was 9.7% versus 10.6% during the third quarter of fiscal 2015.

Operating cash flow decreased approximately 21.3% to $409.4 million through the third quarter of fiscal 2016 from $520.1 million through the third quarter of fiscal 2015. Free cash flow was $205.2 million through the third quarter of fiscal 2016 compared to $358.9 million through the third quarter of fiscal 2015. Capital expenditures through the third quarter of fiscal 2016 were $204.2 million as compared to $161.2 million through the third quarter of fiscal 2015.

Store Information

As of October 8, 2016, the Company operated 5,058 stores and 127 Worldpac branches and served approximately 1,250 independently owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the forty weeks ended October 8, 2016.

	AAP	AI	CARQUEST (a)	WORLDPAC	Total

January 2, 2016	4,102	184	885	122	5,293
New	42	—	6	5	53
Closed	(11)	(3)	(5)	—	(19)
Consolidated	(3)	—	(139)	—	(142)
Converted	107	—	(107)	—	—
October 8, 2016	4,237	181	640	127	5,185

(a) Includes activity for stores acquired with B.W.P. Distributors, Inc. that operate under the Carquest trade name.

Dividend

On November 8, 2016, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 6, 2017 to stockholders of record as of December 23, 2016.

Advance hosts meet and greet with management

The Company will host a Meet and Greet with management today in New York, NY from 5:00 p.m. to 7:00 p.m. Eastern time with presentations given by Tom Greco, President and Chief Executive Officer; Tom Okray, Executive Vice President, Chief Financial Officer; and Bob Cushing, Executive Vice President, Professional. The meeting will include a review of the Company’s 2016 third quarter results and elements of its strategic business plan followed by a question and answer session.

In-person attendance to the event will be by invitation only. A live audio webcast of the event including presentation slides will commence at approximately 5:00 p.m. Eastern time using the following link http://edge.media-server.com/m/p/jhnkpfih. Presentation slides included in the webcast will also be available on the day of the event, at approximately 4:55 p.m. Eastern time, at www.advanceautoparts.com under the Investor Relations section. The event will also be available via telephone by dialing: (866) 908-1AAP in the U.S. and Canada; (773) 799-3753 for international participants.

An audio replay of the event will be made available approximately 24 hours after the event concludes at www.advanceautoparts.com under the Investor Relations section.

About Advance Auto Parts

Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, serves both professional installer and do-it-yourself customers. As of October 8, 2016, Advance operated 5,058 stores and 127 Worldpac branches and served approximately 1,250 independently owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada. Advance employs approximately 74,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, key assumptions for 2016 financial performance including adjusted operating income; statements regarding the benefits and other effects of the acquisition of General Parts and the combined company’s plans, objectives and expectations; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP), including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, adjusted operating income, free cash flow, income tax rate, General Parts integration costs and store consolidation costs, synergies, expenses to achieve synergies and adjusted operating income rate targets; expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results; statements regarding enhancements to shareholder value; statements regarding strategic plans or initiatives, growth or profitability; and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Parts’ employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; AAP’s ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Parts' products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 2, 2016 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 8, 2016	January 2, 2016

Assets

Current assets:
Cash and cash equivalents	$119,494	$90,782
Receivables, net	686,947	597,788
Inventories, net	4,357,013	4,174,768
Other current assets	98,672	77,408
Total current assets	5,262,126	4,940,746

Property and equipment, net	1,442,173	1,434,577
Goodwill	991,392	989,484
Intangible assets, net	652,361	687,125
Other assets, net	66,593	75,769
	$8,414,645	$8,127,701

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$372	$598
Accounts payable	3,197,075	3,203,922
Accrued expenses	590,325	553,163
Other current liabilities	49,579	39,794
Total current liabilities	3,837,351	3,797,477

Long-term debt	1,042,633	1,206,297
Deferred income taxes	455,348	433,925
Other long-term liabilities	223,592	229,354
Total stockholders' equity	2,855,721	2,460,648
	$8,414,645	$8,127,701

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements. The Company retrospectively adopted ASU 2015-03 in the first quarter of 2016, which resulted in a reclassification of debt issuance costs from Other assets, net to Long-term debt.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve and Forty Week Periods Ended
October 8, 2016 and October 10, 2015
(in thousands, except per share data)
(unaudited)

	Q3 2016	Q3 2015	YTD 2016	YTD 2015

Net sales	$2,248,855	$2,295,203	$7,484,788	$7,703,473
Cost of sales	1,260,650	1,262,816	4,136,437	4,189,873
Gross profit	988,205	1,032,387	3,348,351	3,513,600
Selling, general and administrative expenses	794,437	826,862	2,666,900	2,788,498
Operating income	193,768	205,525	681,451	725,102
Other, net:
Interest expense	(13,581)	(14,384)	(46,545)	(51,599)
Other (expense) income, net	(2,349)	1,276	7,018	(4,440)
Total other, net	(15,930)	(13,108)	(39,527)	(56,039)
Income before provision for income taxes	177,838	192,417	641,924	669,063
Provision for income taxes	63,994	71,948	244,667	250,484
Net income	$113,844	$120,469	$397,257	$418,579

Basic earnings per common share (a)	$1.54	$1.64	$5.38	$5.70
Diluted earnings per common share (a)	$1.53	$1.63	$5.36	$5.66

Average common shares outstanding (a)	73,638	73,215	73,524	73,168
Average diluted common shares outstanding (a)	73,860	73,763	73,847	73,695

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter or year-to-date period, as applicable. At October 8, 2016 and October 10, 2015, we had 73,653 and 73,234 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 8, 2016 and October 10, 2015
(in thousands)
(unaudited)

	October 8, 2016	October 10, 2015

Cash flows from operating activities:
Net income	$397,257	$418,579
Depreciation and amortization	199,262	207,496
Share-based compensation	11,664	25,941
Provision (benefit) for deferred income taxes	21,130	(13,486)
Excess tax benefit from share-based compensation	(17,615)	(10,291)
Other non-cash adjustments to net income	1,945	11,782
Increase in:
Receivables, net	(87,488)	(86,610)
Inventories, net	(175,678)	(202,901)
Other assets	(15,804)	(16,522)
(Decrease) increase in:
Accounts payable	(9,222)	91,590
Accrued expenses	84,897	93,101
Other liabilities	(931)	1,409
Net cash provided by operating activities	409,417	520,088

Cash flows from investing activities:
Purchases of property and equipment	(204,213)	(161,232)
Business acquisitions, net of cash acquired	(2,672)	(18,893)
Proceeds from sales of property and equipment	1,483	178
Net cash used in investing activities	(205,402)	(179,947)

Cash flows from financing activities:
Increase in bank overdrafts	8,765	23,455
Net payments on credit facilities	(160,000)	(343,400)
Dividends paid	(17,734)	(17,642)
Proceeds from the issuance of common stock, primarily for employee stock purchase plan	3,438	3,870
Tax withholdings related to the exercise of stock appreciation rights	(15,764)	(11,713)
Excess tax benefit from share-based compensation	17,615	10,291
Repurchase of common stock	(12,300)	(1,820)
Other	(323)	(294)
Net cash used in financing activities	(176,303)	(337,253)

Effect of exchange rate changes on cash	1,000	(2,213)

Net increase in cash and cash equivalents	28,712	675
Cash and cash equivalents, beginning of period	90,782	104,671
Cash and cash equivalents, end of period	$119,494	$105,346

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. However, the Company has presented these non-GAAP financial measures as management believes that the presentation of its financial results that exclude non-cash charges related to the acquired General Parts intangibles and non-operational expenses associated with i) the integration of General Parts, ii) store consolidation costs and iii) support center restructuring costs is useful and indicative of its base operations because the expenses vary from period to period in terms of size, nature and significance and relate to the integration of General Parts and store closure activity in excess of historical levels. These measures assist in comparing the Company's current operating results with past periods and with the operational performance of other companies in the industry. The disclosure of these measures allow investors to evaluate the Company’s performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses the Company has determined are not normal, recurring cash operating expenses necessary to operate the Company’s business and the rationale for why providing these measures are useful to investors as a supplement to the GAAP measures.

General Parts Integration Expenses - As disclosed in the Company’s filings with the Securities and Exchange Commission, the Company acquired General Parts International, Inc. (“General Parts”) for $2.08 billion on January 2, 2014 and is in the midst of a multi-year integration plan to integrate the operations of General Parts with Advance Auto Parts. This includes the integration of product brands and assortments, supply chain and information technology. The integration is being completed in phases and the nature and timing of expenses will vary from quarter to quarter over several years. The integration of product brands and assortments was primarily completed in 2015 and the focus has shifted to integrating the supply chain and information technology systems beginning in 2016. Due to the size of the acquisition, the Company considers these expenses to be outside of its base business. Therefore, the Company believes providing additional information in the form of non-GAAP measures that exclude these costs is beneficial to the users of its financial statements in evaluating the operating performance of the base business and its sustainability once the integration is completed.

Store Closure and Consolidation Expenses - Store consolidation expenses consist of expenses associated with the Company’s announced plans to (i) convert or consolidate the Carquest stores acquired from General Parts, (ii) close its Autopart International stores in Florida and (iii) close approximately 80 underperforming Advance Auto Parts stores in the fourth quarter of fiscal 2015. The conversion and consolidation of the Carquest stores is a multi-year process that began in 2014. As of October 8, 2016, 316 Carquest stores acquired from General Parts had been consolidated into existing Advance Auto Parts stores and 266 stores had been converted to the Advance Auto Parts format. As of October 8, 2016, the Company operated 640 stores under the Carquest name. The closure of the 40 Autopart International stores in Florida, primarily in the first quarter of 2015, and closure of 80 underperforming Advance Auto Parts stores in the fourth quarter of 2015 significantly exceed the Company’s average store closure activity. While periodic store closures are common, these closures represent major programs outside of the Company’s typical market evaluation process. The Company also continues to have store closures that occur as part of its normal market evaluation process and has not excluded the expenses associated with these store closures in computing the Company’s non-GAAP measures. The Company believes it is useful to provide additional non-GAAP measures that exclude these costs to provide investors greater comparability of our base business and core operating performance.

Support Center Restructuring Expenses - The costs excluded for support center restructuring activities include costs associated with (i) closing the Company’s Minnesota office and relocating functions to existing offices, (ii) relocating functions within the Company’s Roanoke, VA office and Raleigh, NC office (formerly the headquarters for General Parts) and (iii) eliminating duplicative functions between these two offices. These actions are a direct consequence of the acquisition and integration of General Parts and therefore the Company does not consider these expenses to be normal, recurring, cash operating expenses necessary to operate its business. These actions were substantially completed as of the end of fiscal 2015 and the Company has had no material support center restructuring expenses following the end of fiscal 2015.

The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

Reconciliation of Adjusted Net Income and Adjusted EPS:

	Twelve Week Periods Ended (in thousands, except per share data)		Forty Week Periods Ended (in thousands, except per share data)
	October 8, 2016	October 10, 2015	October 8, 2016	October 10, 2015
Net income (GAAP)	$113,844	$120,469	$397,257	$418,579
SG&A adjustments (a)	23,816	38,283	94,292	112,459
Provision for income taxes on adjustments (b)	(9,050)	(14,548)	(35,831)	(42,734)
Adjusted net income	$128,610	$144,204	$455,718	$488,304

Diluted earnings per common share (GAAP)	$1.53	$1.63	$5.36	$5.66
SG&A adjustments, net of tax	0.20	0.32	0.78	0.94
Adjusted EPS	$1.73	$1.95	$6.14	$6.60

Reconciliation of Adjusted Selling, General and Administrative Expenses:

	Twelve Week Periods Ended (in thousands)		Forty Week Periods Ended (in thousands)
	October 8, 2016	October 10, 2015	October 8, 2016	October 10, 2015
SG&A (GAAP)	$794,437	$826,862	$2,666,900	$2,788,498
SG&A adjustments (a)	(23,816)	(38,283)	(94,292)	(112,459)
Adjusted SG&A	$770,621	$788,579	$2,572,608	$2,676,039

Reconciliation of Adjusted Operating Income:

	Twelve Week Periods Ended (in thousands)		Forty Week Periods Ended (in thousands)
	October 8, 2016	October 10, 2015	October 8, 2016	October 10, 2015
Operating income (GAAP)	$193,768	$205,525	$681,451	$725,102
SG&A adjustments (a)	23,816	38,283	94,292	112,459
Adjusted operating income	$217,584	$243,808	$775,743	$837,561

(a)
The adjustments to SG&A expenses for the twelve and forty weeks ended October 8, 2016 include General Parts integration, store consolidation costs and support center restructuring costs of $14,389 and $62,745 and General Parts amortization of acquired intangible assets of $9,426 and $31,547, respectively. The adjustments to SG&A expenses for the twelve and forty weeks ended October 10, 2015 include General Parts integration, store consolidation costs and support center restructuring costs of $28,555 and $79,846 and General Parts amortization of acquired intangible assets of $9,728 and $32,614, respectively.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Free Cash Flow:
	Forty Week Periods Ended
	October 8, 2016	October 10, 2015
Cash flows from operating activities	$409,417	$520,088
Purchases of property and equipment	(204,213)	(161,232)
Free cash flow	$205,204	$358,856

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to Adjusted EBITDAR:
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	Four Quarters Ended
	October 8, 2016	January 2, 2016
Total debt (a)	$1,043,005	$1,206,895
Add: Capitalized lease obligation (rent expense * 6)	3,211,344	3,190,728
Adjusted debt	4,254,349	4,397,623

Operating income	782,129	825,780
Add: Adjustments (b)	109,959	127,059
Depreciation and amortization	261,242	269,476
Adjusted EBITDA	1,153,330	1,222,315
Rent expense (less favorable lease amortization of $4,051 and $4,786, respectively)	535,224	531,788
Adjusted EBITDAR	$1,688,554	$1,754,103

Adjusted Debt to Adjusted EBITDAR	2.5	2.5

(a)	The Company retrospectively adopted ASU 2015-03 in the first quarter of 2016, which resulted in a reclassification of debt issuance costs from Other assets, net to Long-term debt.

(b)
The adjustments to the four quarters ended October 8, 2016 include General Parts integration, store closure and consolidation costs and support center restructuring costs of $110.0 million. The adjustments to Fiscal 2015 include General Parts integration, store closure and store consolidation costs and support center restructuring costs of $127.1 million.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and capitalize the Company’s existing operating leases to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The use of a multiple of rent expense to calculate the adjustment for capitalized operating lease obligations is a commonly used method of estimating the debt the Company would record for its leases that are classified as operating if they had met the criteria for a capital lease or the Company had purchased the property. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.